Exhibit 99.1

U.S. Physical Therapy Announces Nine-Clinic Group Acquisition

HOUSTON--(BUSINESS WIRE)--July 5, 2017--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced that the Company has just completed the acquisition of a nine-clinic physical therapy practice. USPH acquired a 60% interest with the practice’s clinical owners retaining 40%. The purchase price was $16.3 million. The business generated $8.6 million in revenue in 2016. There were 92,000 patient visits at an average net rate of approximately $94 per visit.

Chris Reading, Chief Executive Officer, said, “We are very pleased to bring on yet another fine group into our USPH family. Our partners in this transaction have a long-established history of building a patient-centric and clinician-friendly company which has grown rapidly. Together we believe that we can further their growth and expansion for many more years to come.”

Thus far in 2017 U.S. Physical Therapy has acquired 30 physical therapy clinics and eight physical therapy management contracts. Additionally the Company acquired a leading provider of workforce performance solutions whose services include onsite injury prevention and rehabilitation, performance optimization and ergonomic assessments.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 567 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 31 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer